Exhibit 99

FOR RELEASE April 17, 2003

For more information contact:

Patrick Fahey, Chairman, President and Chief Executive Officer – (206) 340-4727

Bette Floray, Chief Financial Officer - (206) 224-8711

Joe Sexton, Corporate Relations - (360) 679-4181

PACIFIC NORTHWEST BANCORP ANNOUNCES
FIRST QUARTER FINANCIAL RESULTS

Seattle, WA – April 17, 2003 – Pacific Northwest Bancorp (Nasdaq: PNWB) today announced quarterly earnings of $8.4 million or $0.48 per diluted share for the first quarter of 2003, a 57 percent increase compared to $5.3 million, or $0.32 per diluted share last quarter, and an 11 percent increase compared to $7.6 million or $0.48 per diluted share for the same quarter last year.

Highlights for the first quarter of 2003:

•                        Commercial loan portfolio continued to grow.  Commercial loans increased to $1.44 billion or 70.2 percent of total loans from $1.12 billion or 60.9 percent as of March 31, 2002.

•                        Asset quality remained stable despite our stagnant economy. Non-performing assets decreased $4.0 million or 17.7 percent from March 31, 2002.

•                        Allowance for loan losses was 1.33 percent of total loans receivable, up from 1.16 percent as of March 31, 2002.  Allowance for loan losses represented 222.7 percent of non-accrual loans, compared to 125.7 percent one year ago.

•                        Completed the first full quarter of operation after the acquisition of Bank of the Northwest. After successfully completing the systems integration in a timely and efficient manner, our focus has been to increase our presence and market share in the Oregon markets.

•                        Announced a stock repurchase plan to buy back up to five percent of the outstanding common stock.

 “We have maintained strong asset quality in the current challenging economic environment,” said Patrick M. Fahey, Chairman, President and Chief Executive Officer.  “We have focused our efforts on establishing new customer relationships during the first quarter.  We believe our high service levels and commercial banking expertise is a desired alternative for businesses operating in the Pacific Northwest. Our goal is to increase shareholder value,” Fahey added.

Management discussion and analysis included in this release are presented for the consolidated financial statements of Pacific Northwest Bancorp and subsidiaries, which are collectively referred to as PNWB.

RESULTS OF OPERATIONS

Return on average shareholders’ equity was 12.64 percent for the quarter ended March 31, 2003, compared to 8.77 percent for the quarter ended December 31, 2002 and 15.06 percent for the quarter ended March 31, 2002.  Return on average assets was 1.08 percent for the quarter ended March 31, 2003, compared to 0.70 percent for the quarter ended December 31, 2002 and 1.11 percent for the quarter ended March 31, 2002.

Net interest income was $27.3 million for the quarter ended March 31, 2003, compared to $27.1 million for the quarter ended December 31, 2002 and $27.3 million for the quarter ended March 31, 2002. Net interest margin was 3.88 percent for the quarter ended March 31, 2003, compared to 3.94 percent for the quarter ended December 31, 2002 and 4.26 percent for the quarter ended March 31, 2002. Net interest margin decreased during the first quarter of 2003 as a result of PNWB’s asset sensitive position in the current low interest rate environment.  Loans continued to reprice at lower rates and the proceeds from investments that matured, were called or prepaid were reinvested at lower yields.  Net interest margin from the first quarter of 2002 also decreased as a result of management’s implementation of the bank owned life insurance (BOLI) strategy in April of 2002.

The provision for losses on loans was $1.3 million for the quarter ended March 31, 2003, compared to $1.3 million for the quarter ended December 31, 2002 and $1.7 million for the quarter ended March 31, 2002.  The level of the provision was based on management’s evaluation of the Pacific Northwest regional economy and its impact on the loan portfolio.  The level of provision is lower than the first quarter of 2002 as a result of our quarterly assessment of the risk inherent within our loan portfolio in consideration with the level of the allowance for losses on loans.  Management continues to assess the level of the provision for losses on loans based on the known and inherent risk characteristics in the loan portfolio.  These risk characteristics include changes in the size and composition of the loan portfolio, delinquency levels, actual loan loss experience, detailed analysis of individual loans for which full collectibility may not be assured, and current economic conditions in PNWB’s market area.

Non-interest income was $5.5 million for the quarter ended March 31, 2003, compared to $5.6 million for the quarter ended December 31, 2002 (excluding $1.5 million loss on sale of securities) and $4.6 million for the quarter ended March 31, 2002.  The increase from the first quarter 2002 was primarily due to the $585,000 tax-exempt income from BOLI that management obtained in April 2002 and higher service fees.  Service fees increased to $3.8 million from the $3.6 million for the previous quarter and the $3.2 million for the same quarter in 2002 primarily as a result of the Bank of the Northwest acquisition completed November 13, 2002.

Gain on sale of loans was $404,000 for the quarter ended March 31, 2003, compared to $694,000 for the quarter ended December 31, 2002 and $748,000 for the quarter ended March 31, 2002.  Gain on sale of loans decreased due to the outsourcing of the residential mortgage lending function beginning in the first quarter of 2003. This was done to reduce mortgage banking business risk and improve operational efficiencies.  As a result, PNWB expects gain on sale of loans to decrease further for the remainder of 2003.

Non-interest expense was $19.0 million for the quarter ended March 31, 2003, as compared to $21.8 million for the quarter ended December 31, 2002 and $18.6 million for the quarter ended March 31, 2002.  Non-interest expense for the quarter ended December 31, 2002 included expenses related to merger, conversion and severance, mortgage banking exit costs and branch consolidation costs totaling $2.5 million.

Compensation and employee benefits expense was $10.1 million for the quarter ended March 31, 2003, compared to $9.8 million for both quarters ended December 31 and March 31, 2002.  The increases from prior periods were primarily due to the Bank of the Northwest acquisition, partially offset by the elimination of an internal mortgage banking operation and decreased levels of variable compensation expense.

General and administrative expenses were $3.9 million for the quarter ended March 31, 2003, compared to $4.8 million for the quarter ended December 31, 2002 and $4.3 million for the quarter ended March 31, 2002.  The decrease in general and administrative expense from last quarter reflects lower advertising expense and lower levels of various other expenses as a result of the outsourcing of the mortgage banking function. The decrease from first quarter 2002 was primarily due to lower mortgage banking related expenses.

FINANCIAL CONDITION

PNWB’s consolidated assets were $3.12 billion as of March 31, 2003, compared to $3.13 billion as of December 31, 2002, and $2.74 billion as of March 31, 2002. The increase in assets from March 31, 2002, was primarily due to the Bank of the Northwest acquisition.

Net loans receivable were $2.01 billion as of March 31, 2003, compared to $2.00 billion as of December 31, 2002 and $1.80 billion as of March 31, 2002.  The increase in net loans receivable from March 31, 2002 was primarily due to the Bank of the Northwest acquisition.  Total commercial loans increased to $1.44 billion or 70.2 percent of total gross loans as of March 31, 2003, compared to $1.39 billion or 68.3 percent as of December 31, 2002 and $1.12 billion or 60.9 percent as of March 31, 2002.  We continued to experience moderate commercial loan growth despite the sluggish economic conditions in our market area.  Single-family mortgage loans outstanding decreased to $201.5 million as of March 31, 2003 compared to $231.2 million as of December 31, 2002 and $293.8 million as of March 31, 2002.  The decreases were primarily due to early payoffs associated with the current interest rate environment and management’s decision not to retain single-family mortgage loans in our loan portfolio.

ASSET QUALITY

Total non-performing assets were $18.7 million or 0.60 percent of total assets as of March 31, 2003, compared to $19.1 million or 0.61 percent of total assets as of December 31, 2002, and $22.7 million or 0.83 percent of total assets as of March 31, 2002.  The decrease from the first quarter 2002 was mostly attributable to loans that were paid current or paid off in the single-family mortgage and agriculture loan categories, partially offset by an increase in non-accrual commercial loans.  Management continues to emphasize monitoring the classification and delinquency level of loans and selling other real estate owned in a timely manner.

PNWB’s allowance for losses on loans was $27.1 million or 1.33 percent of loans receivable as of March 31, 2003, compared to $26.9 million or 1.33 percent of loans receivable as of December 31, 2002, and $21.1 million or 1.16 percent of loans receivable as of March 31, 2002.   Net charge-offs were $1.1 million for the quarter ended March 31, 2003, compared to $783,000 for the quarter ended December 31, 2002 and $724,000 for the quarter ended March 31, 2002.  This represented 0.22 percent of average loans receivable on an annualized basis, compared to the 0.16 percent for both the previous quarter and the same quarter one year ago.  The allowance for losses on loans is maintained at a level considered sufficient to provide for estimated losses based upon the evaluation of known and inherent risks in the loan portfolio and upon management’s continuing analysis of factors underlying the quality of the loan portfolio.

Management has assessed, and will continue to assess on an on-going basis, the impact of the Pacific Northwest regional economy on the credit risk in the loan portfolio.  Currently, management is not aware of any unusually large loan concentrations in industries negatively impacted by the current economy.  Management will continue to closely monitor PNWB’s credit quality and focus on identifying potential problem credits and any loss exposure in a timely manner.  Industry concentrations and related limits will continue to be subject to on-going assessments.

Headquartered in Seattle, WA, Pacific Northwest Bancorp is a Washington based bank holding company providing financial services through its commercial banking subsidiary, Pacific Northwest Bank.  Pacific Northwest Bank operates 58 Financial Centers in the Pacific Northwest, including the metropolitan areas of Seattle and Bellevue, Washington, and Portland, Oregon, and other areas of western and central Washington. Pacific Northwest Bank offers a wide range of financial services to businesses and individuals in its market area, including investment products available through its subsidiary, Pacific

Northwest Financial Services, Inc. and insurance products available through its subsidiary, Pacific Northwest Insurance Agency, Inc.  Press releases, along with additional information, may also be found at PNWB’s web site: http://www.pnwbank.com.

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing PNWB of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected.  The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only at the date of this release.  PNWB undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents PNWB files from time to time with the Securities and Exchange Commission, including PNWB’s annual report on Form 10-K for the year ended December 31, 2002.

PACIFIC NORTHWEST BANCORP AND SUBSIDIARIES

Financial Data (unaudited)

(Dollars in thousands except per share and share amounts)

	Quarter ended
	Mar. 31, 2003	Dec. 31, 2002	Mar. 31, 2002
FINANCIAL RATIOS:
Return on average assets	1.08%	0.70%	1.11%
Return on average equity	12.64%	8.77%	15.06%
Return on average tangibleequity	17.78%	11.58%	16.64%
Efficiency ratio	57.92%	69.86%	58.23%
NET INTEREST MARGIN
Total yield on earnings assets	6.11%	6.38%	7.00%
Total cost of funds	2.55%	2.75%	3.13%
Net interest spread	3.56%	3.63%	3.87%
Net interest margin	3.88%	3.94%	4.26%
ALLOWANCE FOR LOSSES ON LOANS
Balance at beginning of period	$26,940	$22,785	$20,123
Provision for losses on loans	1,250	1,250	1,700
Allowance acquired	—	3,688	—
Loans charged off, net ofrecoveries	(1,110)	(783)	(724)
Balance at end of period	$27,080	$26,940	$21,099
Net loan charge-offs(annualized) as a percentage of average loans	0.22%	0.16%	0.16%
Allowance for losses on loans as a percentage of:
Total loans receivable	1.33%	1.33%	1.16%
Non-accrual loans	222.70%	226.14%	125.73%

	Mar. 31, 2003	Dec. 31, 2002	Mar. 31, 2002
SHAREHOLDERS’ EQUITY
Book value per share	$15.80	$15.57	$12.89
Tangible book value per share	$11.21	$10.92	$11.74
Equity to assets	8.54%	8.37%	7.28%
Shares outstanding	16,859,146	16,799,472	15,453,581
NON-PERFORMING ASSETS
Non-accrual loans	$12,160	$11,913	$16,781
Other real estate	6,548	7,152	5,943
Total non-performing assets	$18,708	$19,065	$22,724
As a percentage of total assets	0.60%	0.61%	0.83%

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	Mar. 31, 2003	Dec. 31, 2002	Mar. 31, 2002

ASSETS
Cash and due from banks	$83,750	$100,002	$60,163
Federal funds sold	15,620	950	11,455
Securities available for sale	787,308	788,546	732,959
Net loans receivable	2,014,989	2,002,813	1,803,165
Loans held for sale	12,218	25,621	34,277
Other real estate	6,548	7,152	5,943
Premises and equipment	45,071	48,082	50,008
Goodwill	67,732	67,732	16,137
Other intangible assets	9,722	10,505	1,752
Bank owned life insurance	57,581	56,995	—
Other assets	18,568	18,611	21,916
Total assets	$3,119,107	$3,127,009	$2,737,775
LIABILITIES
Non-interest-bearing deposits	$359,848	$345,571	$263,459
Interest-bearing deposits	1,717,245	1,708,739	1,437,412
Total deposits	2,077,093	2,054,310	1,700,871
FHLB advances	566,066	609,581	647,035
Securities sold underagreements to repurchase	121,627	120,706	115,629
Trust preferred securities	52,000	48,000	37,500
Other borrowings	10,067	10,072	12,077
Other liabilities	25,796	22,727	25,432
Total liabilities	2,852,649	2,865,396	2,538,544
SHAREHOLDERS’ EQUITY
Paid in capital	65,818	64,995	22,244
Retained earnings	198,967	192,942	178,365
Accumulated other comprehensive income (loss)	1,673	3,676	(1,378)
Total shareholders’ equity	266,458	261,613	199,231
Total liabilities and shareholders’ equity	$3,119,107	$3,127,009	$2,737,775

CONSOLIDATED STATEMENT OF OPERATIONS

	Quarter ended
	Mar. 31, 2003	Dec. 31, 2002	Mar. 31, 2002

INTEREST INCOME
Loans receivable	$34,570	$34,578	$34,509
Securities available for sale	8,464	9,374	10,400
Other	19	63	7
Total interest income	43,053	44,015	44,916
INTEREST EXPENSE
Deposits	7,770	8,990	8,877
FHLB advances and otherborrowings	6,184	6,181	6,574
Securities sold underagreements to repurchase	733	730	1,195
Trust preferred securities	1,044	1,047	926
Total interest expense	15,731	16,948	17,572
Net interest income beforeprovision for losses onloans	27,322	27,067	27,344
Provision for losses on loans	1,250	1,250	1,700
Net interest income afterprovision for losses on loans	26,072	25,817	25,644
NON-INTEREST INCOME
Service fees	3,836	3,647	3,177
Gain on sale of loans	404	694	748
Investment product fees and insurance commissions	427	316	328
Bank owned life insurance income	585	646	—
Loss on sale of securities	(2)	(1,465)	—
Other	260	303	332
Total non-interest income	5,510	4,141	4,585

	Mar. 31, 2003	Dec. 31, 2002	Mar. 31, 2002
NON-INTEREST EXPENSE
Compensation and employee benefits	$10,105	$9,761	$9,819
General and administrative	3,903	4,836	4,265
Occupancy and equipment	3,201	3,022	3,121
Data processing	1,454	1,531	1,385
Merger, conversion and integration expenses	—	1,025	—
Severance and employment agreements	212	963	—
Mortgage banking exit costs	—	272	—
Branch consolidation	—	260	—
Other real estate owned	142	133	2
Total non-interest expense	19,017	21,803	18,592
Income before income taxes	$12,565	$8,155	$11,637
INCOME TAX EXPENSE	4,182	2,824	4,073

NET INCOME	$8,383	$5,331	$7,564
BASIC NET INCOME PER SHARE	$0.50	$0.33	$0.49
DILUTED NET INCOME PER SHARE	$0.48	$0.32	$0.48
Basic weighted average shares outstanding	16,851,985	15,955,904	15,534,568
Diluted weighted average shares outstanding	17,544,337	16,464,739	15,848,757

	Quarter ended
	Mar. 31, 2003	Dec. 31, 2002	Mar. 31, 2002
AVERAGE BALANCES
Average securities	805,164	837,586	742,558
Average loans, gross	2,028,899	1,957,857	1,839,789
Average interest-earning assets	2,834,063	2,795,443	2,582,347
Average total assets	3,099,050	3,040,933	2,728,517
Average non-interest-bearing deposits	302,717	299,091	226,639
Average interest-bearingdeposits	1,680,221	1,698,299	1,387,649
Average total deposits	1,982,938	1,997,390	1,614,288
Average borrowings	826,399	773,824	887,330
Average shareholders’ equity	265,216	243,162	200,943

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